Kingsway Announces Results of Shareholder Meeting
Toronto, Ontario (June 2, 2014) - (TSX: KFS, NYSE: KFS) The Board of Directors of Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced the results of shareholder voting that took place during the Company’s annual and special meeting held May 29, 2014.

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Shareholders of Kingsway elected for one-year terms all those nominated to the Board of Directors: Terence M. Kavanagh, Gregory P. Hannon, Gary R. Schaevitz, Joseph Stilwell and Larry G. Swets, Jr. The votes for each were as follows:

Director            For        Withheld        Non-Vote
Terence M. Kavanagh    8,661,650    25,093        4,865,845
Gregory P. Hannon    8,634,696    52,047        4,865,845
Gary R. Schaevitz    8,676,300    10,443        4,865,845
Joseph Stilwell        8,676,101    10,642        4,865,845
Larry G. Swets, Jr.    8,659,381    27,362        4,865,845

•	Shareholders ratified the appointment of BDO USA LLP as the Company’s independent registered public accounting firm.

•	Shareholders approved the 2014 Employee Share Purchase Plan.

•	Shareholders cast advisory votes approving the Company’s executive compensation.

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”